Exhibit 10.0?

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered on February 3, 2012, by and between APT SYSTEMS, INC., a Delaware corporation (the “Company”), and Joseph Gagnon (the “Executive”), with an effective date of February 1, 2012 (the “Employment Commencement Date”).

WHEREAS, the Company desires to obtain the services of Executive and Executive desires to be employed by the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, the agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as of the date hereof as follows:

Section 1. Definitions. As used herein, the following terms shall have the meanings set forth below:

(a)	“Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(b)	“Benefit Plans” shall have the meaning set forth in Section 7(a).

(c)	“Board of Directors” means the sitting directors of the Company as of the point in time reference thereto is made in this Agreement.

(d)	“Cause” shall have the meaning set forth in Section 9(b)(1).

(e)	“Change in Control” shall have the meaning set forth in Section 9(e)(2).

(f)	“Commission” means the Securities and Exchange Commission.

(g)	“Common Stock” means the common stock, par value $0.001 per share, of the Company.

(h)	“Company” shall have the meaning set forth in the introductory paragraph of this Agreement, and shall include the Subsidiaries, if appropriate, and any successor to its business and/or assets.

(i)	“Confidential Information” shall have the meaning set forth in Section 8(a).

(j)	“Disability” of the Executive means that, as a result of the Executive’s incapacity due to physical or mental illness, (i) the Executive shall have been absent from his duties on a full-time basis for three (3) consecutive months, or for an aggregate of six (6) months in any consecutive twelve (12)-month period, (ii) a physician selected by the Executive is of the opinion that (a) he is suffering from “total disability” as defined in the Company’s disability insurance program or policy and (b) he will qualify for social security disability payments, and (iii) within thirty (30) days after written notice thereof is given by the Company to the Executive (which notice may be given at any time after the end of such six (6) or twelve (12) month periods), the Executive shall not have returned to the performance of his duties on a full-time basis. (If the Executive is prevented from performing his duties because of a Disability, upon request by the Company, the Executive shall submit to an examination by a physician selected by the Company, at the Company’s expense, and the Executive shall also authorize his personal physician to disclose to the selected physician all of the Executive’s medical records).

(k)	“Employment Commencement Date” means the date set forth in the introductory paragraph of this Agreement.

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(l)	“Employment Period” means that period commencing on the Employment Commencement Date and ending on the First (1st) anniversary of the Employment Commencement Date; provided, however, that the Employment Period will be renewed for additional successive terms of one (1) year unless either party provides the other party with written notice, at least ninety (90) days prior to the date that the Employment Period would otherwise expire, of such party’s intention not to so renew such Employment Period.

(m)	“Employment Termination Date” shall have the meaning set forth in Section (9)(a)(2).

(n)	“Exchange Act” shall have the meaning set forth in Section 9(e)(2).

(o)	“FINRA” means Financial Industry Regulatory Authority, Inc.

(p)	“Fiscal Year” means the fiscal year of the Company ending April 30 or such fiscal year as may be amended by the Board of Directors.

(q)	“Good Reason” shall have the meaning set forth in Section 9(e).

(r)	“Notice of Termination” shall mean a written notice that indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under such provision.

(s)	“Salary” shall have the meaning set forth in Section 5(a) and (b).

(t)	“Subsidiaries” means any majority owned subsidiaries of the Company.

Section 2. Employment and Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment by the Company, for the purposes and upon the terms contained in this Agreement. The term of such employment shall be for the Employment Period.

Section 3. Employment Capacity and Duties. The Executive shall be employed throughout the Employment Period as the Chief Technology Officer of the Company and shall also assume such other positions as reasonably requested by the Board of Directors (the “Services”). The Executive shall have the duties and responsibilities consistent with and incumbent upon such positions, but at all times shall act in accordance with the directions given by the Board of Directors. Accordingly, and not by way of limitation, the Chief Technology Officer’s role is to align technology vision with business strategy by integrating company processes with the appropriate technologies. The Chief Technology Officer is also responsible for all aspects of developing and implementing technology initiatives within the organization. This individual maintains existing enterprise systems, while providing direction in all technology-related issues in support of information operations and core company values.) of the Company.

Section 4. Executive Performance Covenants. The Executive accepts the employment described in Section 3 herein and agrees to devote at least 50% of his business time, attention and skills to the business and affairs of the Company and the performance of the aforesaid duties and responsibilities.

Section 5. Compensation. The Company shall pay to the Executive for his Services hereunder the compensation as set forth in this Section 5. Such compensation shall be paid to the Executive at the time, and in the manner, as provided below.

(a)	Cash Salary. The Company shall pay Executive, and Executive agrees to accept from the Company in full payment for Executive’s services to the Company, a base salary at the rate of two thousand five hundred dollars ($2,500) per month during the Employment Period (the “Cash Salary”), payable in equal monthly installments or otherwise in accordance with the Company’s normal pay practices as the same may be altered from time to time by Company. The Cash Salary may be increased (but may not be decreased) at any time or from time to time by action of the Board of Directors or the Compensation Committee thereof.

(b)	Stock Salary. At the Company’s sole discretion, Executive’s salary may be converted into shares (the “Shares”) of the Company’s Common Stock (the “Stock Salary”) pursuant to the conversion price (the “Conversion Price”) on that particular month. The Conversion Price shall be determined by the closing price on the last trading day of each month (“Trading Date”), at a twenty-five percent (25%) discount to market as of the Trading Date. If in any particular month, Executive receives the Stock Salary in lieu of the Cash Salary, Executive shall be deemed fully paid for such month as of the date of issuance of the Shares and will not be entitled to any additional compensation.

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Section 6. Payment of Expenses. The Executive shall be entitled to prompt reimbursement, upon production of original receipts, for all reasonable expenses incurred by the Executive in the performance of his duties hereunder.

Section 7. Employee Benefits, Vacations. During the Employment Period, the Executive shall receive the benefits and enjoy the perquisites described below:

(a)	Benefit Plans. The Executive shall be entitled to participate in any perquisite, benefit or compensation plan (in addition to the compensation provided for in Section 5), including any stock option plan, profit sharing plan and 401(k) plan, dental insurance plan, medical insurance plan, life insurance plan, health and accident plan and disability plan that are generally applicable to all senior executives of the Company (collectively referred to as the “Benefit Plans”).

(b)	Vacations. The Executive shall be entitled in each Fiscal Year to three (3) weeks of vacation, during which time his compensation shall be paid in full, and such holidays and other non-working days as are consistent with the policies of the Company for executives generally. The number of vacation days available hereunder shall be pro-rated for any Fiscal Year during the Employment Period that is less than a full Fiscal Year.

(c)	Insurance. The Company shall, as soon as practicable, obtain directors and officers liability insurance for the benefit of the Executive and other officers and directors of the Company.

Section 8. Certain Company Protection Provisions. The following provisions apply for the protection of the Company:

(a)	Inventions, Copyrights, Patents and Trademarks. The Executive agrees that he will promptly from time to time fully inform and disclose to the Company all inventions, designs, improvements, and discoveries which he now has or may hereafter have during the term of this Agreement which pertain or relate to the business of the Company or to any experimental work carried on by the Company, whether conceived by the Executive alone or with others and whether or not conceived during regular working hours. All such inventions, designs, improvements and discoveries shall be the exclusive property of the Company. The Executive shall assist the Company to obtain patents on all such inventions, designs, improvements, and discoveries deemed patentable by things necessary to obtain patent letters, vest the Company with full and exclusive title thereto, and protect the same against infringement by others.

(b)	Confidentiality. The Executive agrees and acknowledges that, by reason of the nature of his duties as an officer and employee of the Company, he will have access to and become informed of confidential and secret information (oral or written) that is a competitive asset of the Company (the “Confidential Information”), including any lists of customers or suppliers, financial statistics, research data or any other statistics and plans contained in profit plans, capital plans, critical issue plans, strategic plans, marketing or operational plans, technical data and information, product information or other information of the Company (whether or not such information qualifies as a “trade secret” under applicable law) and any of the foregoing that belong to any third person or company but to which the Executive has had access by reason of his employment relationship with the Company. The Executive agrees to faithfully keep in strict confidence, and not, either directly or indirectly, to make known, divulge, reveal, furnish, make available or use (except for use in the regular course of his employment duties) any such Confidential Information. The Executive acknowledges that all manuals, instruction books, price lists, information and records and other information and aids relating to the Company's business, and any and all other documents (and all copies thereof) containing Confidential Information furnished to the Executive by the Company or otherwise acquired or developed by the Executive during the course of his employment by the Company, shall at all times be and remain the property of the Company. Upon termination of the Employment Period, the Executive shall return to the Company all such property or documents (and all copies thereof) that are in his possession, custody or control, but his obligation of confidentiality shall survive such termination of the Employment Period until and unless any such Confidential Information shall have become, through no fault of the Executive, generally known to the public. The obligations of the Executive under this subsection are in addition to, and not in limitation or preemption of, all other obligations of confidentiality that the Executive may have to the Company under general legal or equitable principles or otherwise.

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(c)	Remedies. It is expressly agreed by the Executive and the Company that these provisions are reasonable for purposes of preserving for the Company its business, goodwill and proprietary information. In the event of any breach of these provisions by the Executive, the parties recognize and acknowledge that a remedy at law will be inadequate and the Company may suffer irreparable injury. Accordingly, the Executive consents to injunctive and other appropriate equitable relief (without the posting of a bond) upon the institution of proceedings therefore by the Company in order to protect the Company's rights. Such relief shall be in addition to any other relief to which the Company may be entitled at law or in equity.

(d)	Continued Cooperation. Executive shall, during and after the conclusion of his employment relationship for any reason, cooperate fully with the Company with respect to any internal or external agency or legal investigation, lawsuits, financial reports, or with respect to other matters within his knowledge, responsibilities or purview. The Company will pay a reasonable per diem for post-termination services rendered by the Executive in compliance herewith, based on the Executive's Salary (in effect at such applicable time) and time reasonably expended by him. The Executive shall execute all lawful documents reasonably necessary for the Company to secure or maintain its intellectual property and/or other confidential information.

Section 9. Termination of Employment. Any termination of the Executive's employment by the Company or the Executive shall be communicated by delivery of a Notice of Termination to the other party. “Employment Termination Date” shall mean the date of death of the Executive or the date of a Notice of Termination in respect of any of the following bases for termination of employment, on which date the Employment Period and the Executive's right and obligation to perform employment services for the Company shall terminate:

(a)	Termination as a result of the Executive's Disability;

(b)	Termination by the Executive for any reason or for Good Reason; provided, however, that in the event of such termination, the date specified on such Notice shall not be less than thirty (30) days or more than sixty (60) days after delivery thereof;

(c)	Termination by the Company for Cause; provided, however, that if, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal there from having expired and no appeal having been perfected), such termination is determined not to have been for Cause, then the Company shall pay the compensation otherwise owed to the Executive pursuant to Section 5 during the period after such termination and prior to such determination; or

(d)	Termination by the Company without Cause.

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(e)	Termination for Cause:

I.	The Company may terminate the Executive's employment and the Employment Period for Cause. For the purposes of this Agreement, “Cause” means the Executive's (A) act or acts of willful misconduct injurious to the Company, monetarily or otherwise, (B) willful and continued failure to perform substantially his duties with the Company (other than any such failure resulting from incapacity due to a Disability) after a demand in writing for substantial performance is delivered by the Board of Directors, which demand specifically identifies the manner in which the Board of Directors believes that the Executive has not substantially performed his duties and the Executive has not cured such failure to substantially perform the duties set forth in the demand by the Board of Directors within thirty (30) days of receipt of such demand, (C) conviction of, or no contest or guilty plea to, a felony crime or (D) repeated and willful failure to follow the written directives of the Board of Directors in connection with his employment hereunder. The Executive's employment shall in no event be considered to have been terminated by the Company for Cause if such termination took place merely as the result of (i) bad judgment or negligence, (ii) any act or omission without intent of gaining there from directly or indirectly a profit to which the Executive was not legally entitled, (iii) any act or omission believed in good faith to have been in or not opposed to the interest of the Company or (iv) any act or omission in respect of which a determination is made that the Executive met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the Articles of Incorporation of the Company or the laws of the State of California, in each case as in effect at the time of such act or omission. The Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the Board of Directors that states that the Executive's conduct reflected any of the criteria set forth above in clauses (A), (B), (C) and/or (D) of this Section 9(e)(1) and specifying the particulars thereof in detail.

II.	If the Executive's employment shall be terminated for Cause, the Company shall pay the Executive, within ten (10) days of such termination, his unpaid Salary through the Employment Termination Date at the rate in effect at the time a Notice of Termination is given, plus any expenses incurred in accordance with Section 6.

(f)	Termination for Disability. The Company may terminate the Executive's employment because of a Disability of the Executive and thereafter shall pay to the Executive (or his designated representative), within ten (10) days of such termination, (1) his unpaid Salary otherwise payable through the twelfth (12th) full month following the Employment Termination Date at his then effective Salary, plus any expenses incurred in accordance with Section 6.

(g)	Termination Upon Executive’s Death. In the event of the Executive’s death, the Company shall pay to the Executive’s estate (1) any unpaid amount of Salary through the date of death at the then effective Salary rate plus (2) any expenses incurred in accordance with Section 6.

(h)	Termination of Employment by the Executive for Good Reason. The Executive may terminate his employment for Good Reason and receive the payments and benefits specified in Section 9(j) on the same manner as if the Company had terminated his employment other than for Cause. For purposes of this Agreement, “Good Reason” will exist if anyone or more of the following occur:

I.	Failure by the Company to honor any of its material obligations under this Agreement, including, without limitation, its obligations under Section 2 (Employment and Term), Section 3 (Employment Capacity and Duties), Section 4 (Executive Performance Covenants), Section 5 (Compensation), Section 6 (Payment of Expenses), Section 7 (Employee Benefits, Vacations), Section 10 (Indemnification), Section 11 (Arbitration) and Section 12 (Successors and Assigns); or

II.	If there is a Change in Control of the Company (as defined below) and the employment of the Executive is concurrently or within one (1) year thereafter terminated (i) by the Company without Cause or (ii) by the resignation of the Employee because he has reasonably determined in good faith that his authorities, responsibilities, salary, bonus opportunities or benefits have been materially diminished, or that a material adverse change in his working conditions has occurred or the Company has breached this Agreement. For the purpose of this Agreement, a “Change in Control” of the Company will have occurred when: (A) any person (defined for the purposes of this Section 9 to mean any person within the meaning of Section 13( d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company, or an employee benefit plan established by the Board of Directors of the Company, acquires after the sale hereof, directly or indirectly, the beneficial ownership (determined under Rule 13d-3 of the regulations promulgated by the Securities and Exchange Commission under Section 13(d) of the Exchange Act) of securities issued by the Company having fifty percent (50%) or more of the voting power of all of the voting securities issued by the Company in the election of directors at the meeting of the holders of voting securities to be held for such purpose; or (B) the Company merges or consolidates with or transfers substantially all of its assets to another person and the Company is not the survivor.

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(i)	Termination of Employment by the Executive Without Good Reason. The Executive may terminate his employment without Good Reason and receive the benefits and payments he would receive in the same manner as if the Company had terminated his employment for Cause.

(j)	Compensation Upon Termination by the Company Other Than for Cause, Disability or Death or Upon Termination by the Executive for Good Reason.

I.	If the Company shall terminate the Executive's employment other than pursuant to Sections 9(e), 9(f) or 9(g), or if the Executive shall terminate his employment for Good Reason pursuant to Section 9(h), then the Company shall pay to the Executive the following amounts:

1.	unpaid Salary through the Employment Termination Date at his then effective Salary rate, plus any expenses incurred in accordance with Section 6

2.	a single-lump sum cash amount equal to the sum of the Executive’s annual Salary (as in effect at the time of the Executive’s termination); and

3.	all legal fees and expenses incurred as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination, in seeking to obtain or enforce any right or benefit provided by this Agreement, or in interpreting this Agreement).

II.	The Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain (any amounts due under Section 9(j) are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty).

(k)	Non-Solicitation of Customers After Termination of Employment. The Executive shall not, following the termination of this Agreement, for whatever reason, either directly or indirectly:

I.	Make known to any person, firm or corporation the names or addresses of any of the customers of the Company or any other information pertaining to them; or

II.	Call on, solicit, or take away, or attempt to call on, solicit, or take away any of the customers of the Company on whom the Executive called or with whom he became acquainted during his employment with the Executive, either for himself or for any other person, firm, or corporation.

(l)	Non-Competition Agreement.

I.	In connection with this Employment Agreement, Executive agrees that during the Employment Period he shall not, without the prior written consent of the Company, either directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is similar to and/or in competition in any manner whatsoever with the business of the Company (the “Competing Activities”). Executive further agrees that for a period of six (6) months after the termination of Executive’s employment with the Company that he shall not engage in Competing Activities with the Company.

II.	Executive agrees not to solicit the customers of the Company for his personal account or the account of any other person or entity other than the Company at any time. The Parties hereto agree that notwithstanding the Delaware General Corporate Law that this covenant not to compete is enforceable and necessary to protect the Company's trade secrets including, but not limited to, patent and trademark designs, suppliers and customer lists of the Company.

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Section 10. Indemnification. As an employee, officer and director of the Company, the Executive shall be indemnified against all liabilities, damages, fines, costs and expenses by the Company in accordance with the indemnification provisions of the Company's Articles of Incorporation now or hereafter in effect, and otherwise to the fullest extent to which employees, officers and directors of a corporation organized under the laws of Delaware may be indemnified, as the same may be amended from time to time (or any subsequent statute of similar tenor and effect), subject to the terms and conditions of such statute.

Section 11. Arbitration. Any dispute or controversy arising under or in connection with this Agreement (other than with respect to the provisions of Section 8 of this Agreement) shall be settled exclusively by arbitration in San Diego, California in accordance with the rules of the American Arbitration Association then in effect; provided, however, that all arbitration expenses shall be borne by the Company. Notwithstanding the pendency of any dispute or controversy concerning termination or the effects thereof, the Company will continue to pay the Executive his full compensation in effect immediately before any Notice of Termination giving rise to the dispute was given and continue him as a participant in all compensation benefit and insurance plans in which he was then participating, until the dispute is finally resolved. Judgment may be entered on the arbitrators' award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of his right to be paid until the Employment Termination Date during the pendency of any dispute or controversy arising under or in connection with this Agreement.

Section 12. Successors and Assigns. Except as hereinafter expressly provided, the agreements, covenants, terms and provisions of this Agreement shall bind the respective heirs, executors, administrators, successors and assigns of the parties. If any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company fails, concurrently with the effectiveness of any such succession, to agree in writing in form and substance reasonably satisfactory to the Executive expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place, then the Executive shall have the right, effected by notice to such successor not later than ninety (90) days after the effectiveness of such succession, to terminate the Employment Period under Section 9(h) as though such failure was an uncured breach by the Company of a material covenant or agreement of the Company contained in this Agreement. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in this Section 12. If the Executive should die while any amounts are payable to him hereunder, or if by reason of his death payments are to be made to him hereunder, then this Agreement shall inure to the benefit of and be enforceable by the Executive's executors, administrators, heirs, distributees, devisees and legatees and all amounts payable hereunder shall then be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there is no such designee, to this estate.

Section 13. Notices. Any notice or other communication required or desired to be given hereunder shall be in writing and shall be deemed sufficiently given when personally delivered or delivered by nationally recognized overnight delivery service, addressed to the parties at their respective addresses. Such notice shall be deemed to be given on the date of delivery.

Section 14. Waiver: Remedies Cumulative. No waiver of any right or option hereunder by any party shall operate as a waiver of any other right or option, or the same right or option as respects any subsequent occasion for its exercise, or of any legal remedy. No waiver by any party of any breach of this Agreement or of any agreement or covenant contained herein shall be held to constitute a waiver of any other breach or a continuation of the same breach. All remedies provided by this Agreement are in addition to all other remedies by it or the law provided.

Section 15. Governing Law: Severability. This Agreement is made and is expected to be performed in the State of Delaware, and the various terms, provisions, covenants and agreements, and the performance thereof, shall be construed, interpreted and enforced under and with reference to the laws of the State of Delaware, unless otherwise indicated herein. It is the intention of the Company and the Executive to comply fully with all laws and matters of public policy relating to employment agreements and restrictive covenants, and this Agreement shall be construed consistently with such laws and public policy to the extent possible. If and to the extent anyone or more covenants, agreements, terms and provisions of this Agreement or any portion or portions thereof shall be held invalid or unenforceable by a court of competent jurisdiction, then such covenants, agreements, terms and provisions (or portions thereof) shall be deemed separable from the remaining covenants, agreements, terms and provisions of this Agreement and such holding shall in no way affect the validity or enforceability of any of the other covenants, agreements, terms and provisions hereof.

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Section 16. Attorneys' Fees. If either party commences any action or proceeding against the other party to enforce this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the other party the actual attorneys' fees, costs and expenses incurred by such prevailing party in connection with such action or proceeding and in connection with enforcing any judgment or order thereby obtained.

Section 17. Survival. Notwithstanding anything to the contrary in this Agreement, no expiration or termination of this Agreement by either party shall affect any rights or obligations of either party (i) which are pursuant to Sections 8, 9(j), 10, 11, 12, 13, 14, 15, 16, 17, and 18 of this Agreement, or (ii) any other provisions intended by the parties to survive such expiration or termination.

Section 18. Miscellaneous. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement may not be modified, changed or amended except in writing signed by the Executive and the Company. This Agreement may be signed in multiple counterparts, each of which shall be deemed an original hereof. The captions of the several sections and subsections of this Agreement are not a part of the context hereof, are inserted only for convenience in locating such sections and subsections and shall be ignored in construing this Agreement.

IN WITNESS WHEREOF, the Company and the Executive have executed this Executive Employment Agreement as of the date first above written.

COMPANY:	EXECUTIVE:

APT SYSTEMS, INC.	JOSEPH GAGNON

By: /s/ Glenda Dowie	/s/ Joseph Gagnon
Name: Glenda Dowie Title: President	By: Joseph Gagnon

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